Exhibit 99.8

To: RED Team (red@

From: Randy Wootton

Subject: [Confidential RED Team Update] Sizmek and Rocket Fuel

Send On: Tuesday, July 17, 2017 @ 0501

Hello RED Team,

Last night, Rocket Fuel entered into a definitive agreement to be acquired by Sizmek. This is a key milestone in the Rocket Fuel 2.0 journey. It will offer tremendous opportunities to be outside of the public eye to complete our transformation, start to generate growth and better position ourselves to take advantage of the opportunity that we all know exists. And now we get the chance to do it with a very strongly positioned partner who brings many complementary capabilities to the mix.

We have a robust communication plan in place that will kickoff this morning before the market opens with a press release at 5:00am PST/8:00am EST. That communication will be followed by a series of internal communications to our employees, updates to our homepage and social channels, and culminate with our company Town Hall at 9:30am PST/12:30pm EST.

Ahead of our Town Hall, we want to invite you to a RED Team pre-brief, which will be at 8:00am PST. Our goal is to arm you with the information you need to help us lead through this transition, answer any questions you may have and offer you time ahead of the broader Town Hall to process and prepare.

Attached, I’m sharing a copy of a FAQs document we’ve put together regarding this transaction. We’ll be sharing it with the broader Rocket Fuel team after the Town Hall,  but wanted to offer you time ahead to process and prepare.

We are excited and optimistic about what this next phase in our journey will bring. I look forward to our conversation tomorrow morning!

Onwards,

Randy

Cautions Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future events, including but not limited to the acquisition of Rocket Fuel Inc. (“Rocket Fuel”) by Sizmek Inc. (“Sizmek”), the capabilities of the combined company following the acquisition, and Rocket Fuel’s expectations for its Media Services business and second half financial results. Words such as “expect,” “believe,” “intend,” “plan,” “goal,” “focus,” “anticipate,” and other similar words are also intended to identify forward-looking statements.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, due to: uncertainties as to the timing of the tender offer and the acquisition; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; the effects of disruption from the tender offer or acquisition on Rocket Fuel’s business; the fact that the announcement and pendency of the tender offer and acquisition may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the effects of disruption caused by the tender offer or acquisition making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and the risk that stockholder litigation in connection with the tender offer or the acquisition may result in significant costs of defense, indemnification and liability.

Additional factors that could cause actual results to differ materially from those anticipated are under the caption “Risk Factors” in Rocket Fuel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 16, 2017 and in subsequent SEC filings. These forward-looking statements are made as of the date of this press release, and Rocket Fuel expressly disclaims any obligation or undertaking to update the forward-looking statements contained herein or therein to reflect events that occur or circumstances that exist after the date on which the statements were made.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Rocket Fuel Inc. (“Rocket Fuel”), Sizmek Inc. (“Sizmek”), through an affiliate, will commence a tender offer for all of the outstanding shares of Rocket Fuel. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Rocket Fuel. It is also not a substitute for the tender offer materials that Sizmek will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Sizmek will file tender offer materials on Schedule TO with the SEC, and Rocket Fuel will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY ROCKET FUEL’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Rocket Fuel’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Rocket Fuel’s stockholders by contacting Rocket Fuel at ir@rocketfuel.com or by phone at (650) 481-6082, or by visiting Rocket Fuel’s website (www.rocketfuel.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Rocket Fuel with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. ROCKET FUEL’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY SIZMEK OR ROCKET FUEL WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, SIZMEK AND ROCKET FUEL.